BOE Financial Services of Virginia, Inc. Reports 3rd Quarter Earnings

Tappahannock, VA, Oct. 21, 2005/PR Newswire/ BOE Financial Services of Virginia, Inc.(NASDAQ SmallCap Market: BSXT), parent company of its’ wholly-owned subsidiary Bank of Essex, announced the results of operations for the third quarter of 2005. Net income for the third quarter of 2005 was $806,000, a 1.3% decrease from 2004 third quarter income of $817,000. Fully diluted earnings per common share were $0.68 in both the third quarter of 2005 and 2004. Tangible book value per common share was $21.30 at September 30, 2005 compared to $19.96 per common share at September 30, 2004, an increase of 6.7%.

This decrease in earnings for the third quarter of 2005 compared to the same period in 2004 was primarily the result of recognizing nonrecurring income in the third quarter of 2004. During the third quarter of 2004, $168,000 in interest income was recognized as the result of restoring a previously nonaccruing loan to an interest accruing basis. Excluding this item, net of tax, net income increased $100,000, or 14.2%, in the third quarter of 2005 compared to 2004. “We are pleased with the progress we continue to make on improving net interest income in spite of the increases in the Bank’s cost of funding” stated George M. Longest, Jr., President and CEO.

Also affecting net income in the third quarter of 2005 compared to the same period in 2004 was an $18,000 increase in net interest income, a $75,000 reduction in provision for loan losses, due to improved loan quality, and a $43,000 increase in noninterest income. Offsetting these increases was a $139,000 increase in noninterest expenses and an $8,000 increase in income taxes.

On a year-to-date basis net income was up 6.1%, or $131,000. Net income was $2.265 million for the first nine months of 2005 compared to $2.134 million for the same period in 2004. This increase in net income was primarily the result of an increase of $311,000, or 4.4% in net interest income, and improved asset quality, causing provision for loan losses to decrease $75,000, or 33.3%. Provision for loan losses was $150,000 for the first nine months of 2005 and $225,000 for the first nine months of 2004. Additionally, noninterest income increased $37,000, or 3.4%. Offsetting these increases in net income was $232,000 in additional noninterest expenses, $42,000 less in securities gains and $18,000 in additional income tax expenses recognized for the nine month period.

Through Bank of Essex, BOE Financial Services of Virginia operates six full service banking offices in Tappahannock, Central Garage, Mechanicsville, West Point and Glen Allen, Virginia. The Company has $259 million in total assets and offers a broad range of financial services to consumers and business.

Contact: Bruce E. Thomas, Sr. Vice President/Chief Financial Officer (804)-443-4343.

Balance Sheet
ASSETS	9/30/2005	9/30/2004	Percent Change
Cash and due from banks	$5,679	$3,813	48.9%
Securities Available-for-Sale	54,684	49,386	10.7%
Securities Held-to-Maturity	3,000	—
Equity Securities, Restricted	1,188	937	26.8%
Federal funds sold	—	2,281	-100.0%
Loans held for sale	218	—
Loans, net	177,868	164,971	7.8%
Premises and fixed assets	6,337	6,899	-8.1%
Intangible assets	682	807	-15.5%
Other assets	9,776	3,488	180.3%

Total assets	$259,432	$232,582	11.5%

LIABILITIES
Deposits
Non-interest bearing	$29,495	$23,658	24.7%
Interest bearing	188,221	178,909	5.2%

Total deposits	217,716	202,567	7.5%

Federal funds purchased	5,083	—
Federal Home Loan Bank advances	5,000	—
Other liabilities	1,360	1,392	-2.3%
Trust preferred capital notes	4,124	4,124

Total liabilities	$233,283	$208,083	12.1%

EQUITY CAPITAL
Common stock	$5,979	$5,934	0.8%
Surplus	5,195	5,061	2.6%
Retained earnings	14,679	12,466	17.8%
Accumulated other comprehensive income	296	1,038	-71.5%

Total equity capital	$26,149	$24,499	6.7%

Total liabilities and equity capital	$259,432	$232,582	11.5%

Income Statement	For the quarter ended 9/30/2005	For the quarter ended 9/30/2004	Percent Change
Interest income	$3,777	$3,421	10.4%
Interest expense	1,243	905	37.3%

Net interest income	$2,534	$2,516	0.7%
Provision for loan losses	—	75	-100.0%

Net interest income after provision for loan losses	$2,534	$2,441	3.8%

Noninterest income	$400	$357	12.0%
Noninterest expense	1,888	1,749	7.9%
Income taxes	240	232	3.4%

Net income	$806	$817	-1.3%

Earnings per share, fully diluted	$0.68	$0.68	0.0%

Income Statement	Nine Months Ended 9/30/2005	Nine Months Ended 9/30/2004	Percent Change

Interest income	$10,653	$9,831	8.4%
Interest expense	3,194	2,683	19.0%

Net interest income	$7,459	$7,148	4.4%
Provision for loan losses	150	225	-33.3%

Net interest income after provision for loan losses	$7,309	$6,923	5.6%

Noninterest income	$1,133	$1,096	3.4%
Securities gains	8	50	-84.0%
Noninterest expense	5,502	5,270	4.4%
Income taxes	683	665	2.7%

Net income	$2,265	$2,134	6.1%

Earnings per share, fully diluted	$1.89	$1.79	5.6%
Tangible book value per share	$21.30	$19.96	6.7%